Exhibit 99.1

CELESTIAL SEMICONDUCTOR, LTD. AND SUBSIDIARIES

Consolidated Financial Statements

As at and for the years ended March 31, 2009 and 2010

and as of and for the nine-month period ended December 31, 2010

(With Independent Auditors’ Report Thereon)

Independent Auditors’ Report

The Board of Directors and shareholders of

Celestial Semiconductor, Ltd.:

We have audited the accompanying consolidated balance sheets of Celestial Semiconductor, Ltd. and subsidiaries (the “Company”) as of March 31, 2009 and 2010, and December 31, 2010, and the related consolidated statements of operations, deficit and comprehensive income (loss), and cash flows for the years ended March 31, 2009 and 2010, and for the nine-month period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Celestial Semiconductor, Ltd. and subsidiaries as of March 31, 2009 and 2010, and December 31, 2010, and the results of their operations and their cash flows for the years ended March 31, 2009 and 2010, and for the nine-month period ended December 31, 2010 in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1(b) to the consolidated financial statements, the Company has suffered losses from operations and is in a net deficit position that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 1(b). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG Huazhen

Beijing, People’s Republic of China

February 27, 2011

CELESTIAL SEMICONDUCTOR, LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,		December 31,
	2009	2010	2010
	USD	USD	USD
ASSETS
Cash and cash equivalents	501,704	133,302	3,412,488
Accounts receivable	25,079	181,855	92,128
Inventories	318,308	1,291,803	2,549,378
Prepaid expenses and other current assets	99,870	438,841	110,854
Deferred income tax assets	7,470	2,815	15,513

Total current assets	952,431	2,048,616	6,180,361

Property and equipment, net	107,136	73,757	212,526
Intangible assets, net	404,872	539,075	417,474
Other non-current assets	70,220	70,316	72,478
Deferred income tax assets	126,882	16,881	16,713

Total assets	1,661,541	2,748,645	6,899,552

LIABILITIES, SERIES A-1 PREFERRED SHARES AND DEFICIT
Notes payable	1,351,785	1,351,785	1,351,785
Convertible notes	—	1,002,000	—
Amounts due to a shareholder	87,773	2,333	—
Loan from a shareholder	—	200,000	—
Accounts payable	447,992	1,439,006	2,123,405
Deferred revenue	610,452	440,423	962,831
Accrued expenses and other current liabilities	214,211	357,422	540,621

Total current liabilities	2,712,213	4,792,969	4,978,642

Deferred income tax liabilities	—	9,939	32,083

Total liabilities	2,712,213	4,802,908	5,010,725

Series A-1 preferred shares – USD0.001 par value; 80 million, 200 million and 250 million shares authorized; 75.2 million, 148.3 million and 235.2 million shares issued and outstanding as of March 31, 2009 and 2010, and December 31, 2010, respectively	1,480,782	2,942,097	4,658,861
Deficit
Ordinary shares – USD0.001 par value; 135 million, 300 million and 400 million shares authorized; 34.6 million, 64.6 million and 102.1 million shares issued and outstanding as of March 31, 2009 and 2010, and December 31, 2010, respectively	34,593	64,593	102,093
Additional paid-in capital	12,539,069	12,699,198	12,945,509
Accumulated other comprehensive income	774,329	781,644	953,092
Accumulated deficit	(16,887,819)	(19,603,229)	(17,866,800)

Total deficit attributable to Celestial Semiconductor, Ltd.	(3,539,828)	(6,057,794)	(3,866,106)
Noncontrolling interests	1,008,374	1,061,434	1,096,072

Total deficit	(2,531,454)	(4,996,360)	(2,770,034)

Commitments and contingencies

Total liabilities, series A-1 preferred shares and deficit	1,661,541	2,748,645	6,899,552

The accompanying notes are an integral part of these consolidated financial statements.

CELESTIAL SEMICONDUCTOR, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended March 31,		Nine-Month Period Ended December 31,
	2009	2010	2009	2010
	USD	USD	USD	USD
			(Unaudited)
Revenues
-Product	1,242,843	6,088,068	4,834,744	13,716,638
-Service	428,687	313,292	313,292	—
Cost of revenues
-Product	(963,558)	(3,288,732)	(2,467,281)	(6,560,445)
-Service	(430,558)	(120,699)	(120,699)	—

Gross profit	277,414	2,991,929	2,560,056	7,156,193

Research and development expenses	(1,350,089)	(3,419,307)	(1,923,598)	(3,267,173)
Selling, general and administrative expenses	(1,613,962)	(1,895,005)	(1,422,552)	(1,771,616)

Income (loss) from operations	(2,686,637)	(2,322,383)	(786,094)	2,117,404

Interest income	26,586	943	913	1,331
Interest expense	(213,279)	(194,090)	(141,127)	(156,681)
Foreign currency exchange losses, net	(134,227)	(12,238)	(9,037)	(160,262)

Earnings (loss) before income taxes	(3,007,557)	(2,527,768)	(935,345)	1,801,792
Income tax benefit (expense)	88,495	(134,582)	(114,463)	(30,725)

Net income (loss)	(2,919,062)	(2,662,350)	(1,049,808)	1,771,067
Less: net loss (income) attributable to noncontrolling interests	39,240	(53,060)	(44,094)	(34,638)

Net income (loss) attributable to Celestial Semiconductor, Ltd.	(2,879,822)	(2,715,410)	(1,093,902)	1,736,429

The accompanying notes are an integral part of these consolidated financial statements.

CELESTIAL SEMICONDUCTOR, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF DEFICIT AND COMPREHENSIVE INCOME (LOSS)

	Celestial Semiconductor, Ltd.
	Ordinary Shares							Comprehensive Income (Loss)
	Number of Shares	Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Non-controlling Interests	Total	Attributable to Celestial Semiconductor, Ltd.	Attributable to Non- controlling Interests	Total
		USD	USD	USD	USD	USD	USD	USD	USD	USD
Balance as of April 1, 2008	11,595,000	11,595	351,822	670,342	(14,007,997)	1,047,614	(11,926,624)
Net loss	—	—	—	—	(2,879,822)	(39,240)	(2,919,062)	(2,879,822)	(39,240)	(2,919,062)
Foreign currency exchange translation adjustment, net of nil income taxes	—	—	—	103,987	—	—	103,987	103,987	—	103,987

Comprehensive loss								(2,775,835)	(39,240)	(2,815,075)

Share-based compensation	—	—	98,050	—	—	—	98,050
Exercise of stock options	423,560	424	20,754	—	—	—	21,178
Issuance of warrants	—	—	13,158	—	—	—	13,158
Conversion of series A preferred shares to ordinary shares	22,574,375	22,574	12,055,285	—	—	—	12,077,859

Balance as of March 31, 2009	34,592,935	34,593	12,539,069	774,329	(16,887,819)	1,008,374	(2,531,454)
Net (loss) income	—	—	—	—	(2,715,410)	53,060	(2,662,350)	(2,715,410)	53,060	(2,662,350)
Foreign currency exchange translation adjustment, net of nil income taxes	—	—	—	7,315	—	—	7,315	7,315	—	7,315

Comprehensive loss								(2,708,095)	53,060	(2,655,035)

Share-based compensation	—	—	100,129	—	—	—	100,129
Exercise of stock options	30,000,000	30,000	60,000	—	—	—	90,000

Balance as of March 31, 2010	64,592,935	64,593	12,699,198	781,644	(19,603,229)	1,061,434	(4,996,360)
Net income	—	—	—	—	1,736,429	34,638	1,771,067	1,736,429	34,638	1,771,067
Foreign currency exchange translation adjustment, net of nil income taxes	—	—	—	171,448	—	—	171,448	171,448	—	171,448

Comprehensive income								1,907,877	34,638	1,942,515

Share-based compensation	—	—	171,311	—	—	—	171,311
Exercise of stock options	37,500,000	37,500	75,000	—	—	—	112,500

Balance as of December 31, 2010	102,092,935	102,093	12,945,509	953,092	(17,866,800)	1,096,072	(2,770,034)

The accompanying notes are an integral part of these consolidated financial statements.

CELESTIAL SEMICONDUCTOR, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended March 31,		Nine–Month Period Ended December 31,
	2009	2010	2009	2010
	USD	USD	USD	USD
			(Unaudited)
Operating activities:
Net income (loss)	(2,919,062)	(2,662,350)	(1,049,808)	1,771,067
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	408,221	366,857	246,772	297,641
Write-down of inventories	—	—	—	49,156
Deferred income tax expense (benefit)	(75,893)	124,715	110,506	10,097
Share based compensation expense	98,050	100,129	75,097	171,311
Foreign currency exchange loss	134,227	12,238	9,179	160,262
Changes in operating assets and liabilities:
Accounts receivable	(10,536)	(156,776)	(400,494)	89,727
Inventories	(108,711)	(885,995)	(604,976)	(1,306,731)
Prepaid expenses and other current assets	94,960	(338,971)	(382,363)	327,987
Other non-current assets	17,838	(96)	3,705	(2,162)
Accounts payable	2,894	903,514	563,717	684,399
Deferred revenue	610,452	(170,029)	(162,135)	522,408
Accrued expenses and other current liabilities	174,059	158,859	194,216	217,146

Net cash provided by (used in) operating activities	(1,573,501)	(2,547,905)	(1,396,584)	2,992,308

Investing activities:
Purchase of property and equipment	(32,576)	(17,946)	(16,210)	(203,177)
Purchase of intangible assets	—	(458,449)	(367,501)	(127,698)

Net cash used in investing activities	(32,576)	(476,395)	(383,711)	(330,875)

The accompanying notes are an integral part of these consolidated financial statements.

CELESTIAL SEMICONDUCTOR, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS – (Continued)

	Year Ended March 31,		Nine–Month Period Ended December 31,
	2009	2010	2009	2010
	USD	USD	USD	USD
			(Unaudited)
Financing activities:
Proceeds from interest free borrowings provided by a shareholder	97,773	62,046	62,046	—
Repayment of interest free borrowings provided by a shareholder	(10,000)	(149,819)	(149,819)	—
Proceeds from loans provided by a shareholder	100,000	200,000	—	—
Repayment of loans provided by a shareholder	(100,000)	—	—	(98,125)
Repayment of notes payable	(154,625)	—	—	—
Proceeds from issuance of convertible notes - Series A preferred shares	237,000	—	—	—
Proceeds from issuance of convertible notes - Series A-1 preferred shares	500,000	2,450,000	1,450,000	700,000
Proceeds from issuance of Series A-1 preferred shares	1,000,000	—	—	—
Payment of issuance costs of Series A preferred shares	(24,204)	—	—	—
Proceeds from exercise of stock options	21,178	90,000	90,000	—

Net cash provided by financing activities	1,667,122	2,652,227	1,452,227	601,875

Effect of foreign currency exchange rate changes on cash and cash equivalents	6,154	3,671	5,125	15,878

Net increase (decrease) in cash and cash equivalents	67,199	(368,402)	(322,943)	3,279,186
Cash and cash equivalents at beginning of period/year	434,505	501,704	501,704	133,302

Cash and cash equivalents at end of period/year	501,704	133,302	178,761	3,412,488
Supplemental disclosure of cash flow information:
Interest paid	16,115	—	—	790
Income taxes paid	14,929	—	—	19,112

Non-cash investing and financing activities:
Conversion of convertible notes to Series A preferred shares	1,282,210	—	—	—
Conversion of convertible notes to Series A-1 preferred shares, net of issuance costs	504,986	1,461,315	1,461,315	1,716,764
Settlement of loan provided by a shareholder through an offset of an equivalent amount due from exercise of stock options	—	—	—	112,500
Accrual of issuance costs of Series A-1 preferred shares	—	—	—	20,000

The accompanying notes are an integral part of these consolidated financial statements.

CELESTIAL SEMICONDUCTOR, LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(1)	Description of Business, Basis of Presentation, Significant Concentrations and Risks

(a)	Description of Business

Celestial Semiconductor, Ltd. (“Celestial Cayman”) is incorporated in Cayman Islands and was established on May 20, 2004. Celestial Cayman and its operating subsidiaries, namely Celestial Semiconductor (Beijing) Co., Ltd. (“Celestial Beijing”) and Celestial Semiconductor Inc. (“Celestial U.S.”) (collectively, referred to hereinafter as the “Company”) is engaged in the design, manufacture and sale of integrated circuits for the broadcast industry markets. The Company primarily sells integrated circuits to set-top-box manufacturers located in the People Republic of China (“PRC”) and Hong Kong Special Administrative Region. The Company also provides research and development services to semiconductor manufacturers. The Company has two research and development facilities that are located in Beijing, PRC and San Jose, California, the United States (“U.S.”) and outsources all of the manufacturing process to four third-party foundries.

(b)	Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s fiscal year end is March 31. The December 31, 2009 and 2010 consolidated interim financial statements reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the Company’s results of operations and cash flows for the nine-month periods ended December 31, 2009 and 2010. These adjustments are normal and recurring in nature. The accompanying interim consolidated financial statements for the nine-month period ended December 31, 2009 is unaudited.

The accompanying consolidated financial statements were prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Company’s ability to operate profitably, to generate cash flows from operations, and the Company’s ability to pursue alternative financing arrangements to support its working capital requirements. As discussed below, the Company has suffered significant losses from operations and breached certain financial undertakings that raise substantial doubt regarding its ability to continue as a going concern. Management’s plans in regard to these matters are also described below. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company continues to face difficult market conditions, which have resulted in significant losses from operations and placed considerable pressure on the Company’s liquidity. As of December 31, 2010, the Company was in a net deficit position of USD 2.8 million. As discussed in notes 7 and 14, since December 31, 2008, the Company has defaulted in making the monthly installment payment on a loan provided by Venture Lending & Leasing IV, Inc. The Company has negotiated to delay the repayment of the entire loan balance of USD 1.6 million by no later than February 28, 2011.

Based on forecasted operating cash flows and the amount of available cash balance as of December 31, 2010, management believes the Company will be able to meet its commitments and liabilities, including repayment of the defaulted loan, when they fall due for a period extending at least one year beyond the date of the consolidated financial statements. In the event that market conditions and demand for the Company’s products deteriorate to cause losses and negative cash flows from operations and, despite its best efforts, the Company is unable to extend the payment term of the loan or secure additional financing sources from lenders and/or other parties to fund its operations and obligations, the Company will be required to dispose of assets, perhaps at a significant discount to the fair value thereof, seek bankruptcy protection or commence liquidation or other administrative proceedings.

Should the Company be unable to continue as a going concern, adjustments would have to be made to reduce the value of assets to their liquidation amounts, which may be lower than the assets carrying amount, and to provide for liabilities which might arise in connection with the liquidation and to reclassify non-current assets and liabilities as current assets and liabilities, respectively. The effects of these adjustments have not been reflected in the accompanying consolidated financial statements.

CELESTIAL SEMICONDUCTOR, LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(c)	Significant Concentration and Risks

The Company’s operating results are significantly dependent on its ability to develop and market products. The Company faces rapid technology advancement, which requires the Company to continually improve the performance, feature and reliability of its products. Inability of the Company to successfully develop and market its products as a result of competition or other factors would have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company purchases raw materials from a limited number of suppliers. Management believes that other suppliers could provide similar raw materials on comparable terms. A change in suppliers, however, could cause a delay in manufacturing and a possible loss of sales, which would adversely affect operating results.

Sales to major customers, that individually exceeded 10% of the Company’s revenues, are as follows:

	Year Ended March 31,		Nine–Month Period Ended December 31,
	2009	2010	2009	2010
	Percentage	Percentage	Percentage	Percentage
			(Unaudited)
Company A	—	—	—	42%
Company B	—	—	—	30%
Company C	—	16%	20%	—
Company D	8%	12%	11%	—
Company E	21%	—	—	—
Company F	16%	5%	—	—
Company G	12%	—	—	—

Total	57%	33%	31%	72%

Historically and for the periods presented, the Company’s sales and revenues were dependent upon a limited number of customers on a non-recurring basis. The loss of or a significant reduction in orders from any of these customers would have a material adverse impact on the Company’s business, financial condition and results of operations.

(2)	Summary of Significant Accounting Policies

(a)	Consolidation

The accompanying consolidated financial statements include the financial statements of Celestial Cayman and its subsidiaries. All significant intercompany transactions and balances have been eliminated upon consolidation.

(b)	Use of Estimates

The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the fair values of financial instruments and share-based compensation, the recoverability of the carrying amounts of property and equipment and intangible assets, the useful lives of property and equipment and intangible assets, the realizability of inventories and deferred income tax assets, the collectibility of accounts receivable, the accruals for income tax uncertainties and other contingencies. The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.

CELESTIAL SEMICONDUCTOR, LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(c)	Foreign Currency Transactions

The accompanying consolidated financial statements have been expressed in United States dollar (“U.S. dollar” or “USD”). The functional currency of Celestial Cayman and Celestial U.S. is the U.S. dollar, whereas the functional currency of Celestial Beijing is Renminbi (“RMB”).

Transactions denominated in currencies other than the functional currency are remeasured into the functional currency at the exchange rates prevailing at the date of the transactions. Monetary assets and liabilities denominated in a foreign currency are remeasured into the functional currency using the applicable exchange rate at the balance sheet date. The resulting exchange differences are recorded in foreign currency exchange losses, net in the consolidated statements of operations.

Assets and liabilities of Celestial Beijing are translated into USD using the exchange rate at the balance sheet date. Revenues and expenses are translated into USD at average rates prevailing during the reporting period. The differences resulting from such translation are recorded as a separate component of accumulated other comprehensive income within equity.

Since the RMB is not a fully convertible currency, all foreign exchange transactions involving RMB must take place either through the People’s Bank of China (the “PBOC”) or other institutions authorized to buy and sell foreign exchange. The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC.

(d)	Cash and Cash Equivalents

Cash consists of cash on hand and cash in bank. The Company considers highly liquid investments with maturity of three months or less when purchased to be cash equivalents. The Company’s cash equivalents consisted of an investment in a money market fund in the amount of USD352,259 as of March 31, 2009. As of March 31, 2009 and 2010, and December 31, 2010, the Company placed RMB denominated bank deposits of USD124,755, USD59,002 and USD403,495 with financial institutions in the PRC. As of March 31, 2009 and 2010, and December 31, 2010, the Company placed bank deposits of USD24,087, USD72,398 and USD3,008,693 with financial institutions in the U.S.

(e)	Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. In establishing the allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio, management considers historical losses adjusted to take into account current market conditions and customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. No allowance for doubtful accounts has been provided for any of the periods presented because management believes all balances are fully collectible. The Company does not have any off-balance-sheet credit exposure related to its customers.

(f)	Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first in, first out method. Work-in-progress and finished goods comprise direct materials, direct labor, indirect labor costs and overhead that have been incurred in the manufacturing process to bring the inventories to their present location and condition.

CELESTIAL SEMICONDUCTOR, LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(g)	Property and equipment

Property and equipment are recorded at cost. Depreciation is calculated on the straight-line method over the following estimated useful lives of the assets:

Furniture and equipment	3 years
Software	3 years
Motor vehicles	5 years
Leasehold improvement	Shorter of the lease term or the estimated useful life of the underlying asset

Ordinary maintenance and repairs are charged to expenses as incurred, and replacements or betterments are capitalized. When items are retired or otherwise disposed of, income is charged or credited for the difference between net book value of the item disposed and proceeds realized thereon.

(h)	Intangible Assets

Intangible assets consist of purchased licenses for technologies to be used in the Company’s research and development activities and that have alternative future uses (in research and development projects or otherwise). Management has determined that for an acquired technology to have an alternative future use, it should be (a) reasonably expected that the Company will use the technology in an alternative manner for an economic benefit and (b) the Company’s use of the technology is not contingent on further development subsequent to acquisition (that is, it can be used in an alternative manner at the acquisition date). The purchased technology licenses are amortized on a straight-line basis over the useful life of the asset ranging from 3 to 5 years, which is the period over which the asset is expected to contribute directly or indirectly to the future cash flows of the Company.

(i)	Impairment of long-lived assets

Long-lived assets, such as property and equipment, and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of a long-lived asset or asset group to be held and used is determined by a comparison of the carrying amount of an asset or asset group to the estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount exceeds the estimated fair value of the asset or asset group. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third party independent appraisals, as considered necessary. Assets to be disposed are reported at the lower of carrying amount or fair value less costs to sell, and are no longer depreciated.

No impairment of long-lived assets was recognized for any of the periods presented.

(j)	Revenue Recognition

Revenue is recognized when all of the following conditions are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable, and collectibility is reasonably assured. These criteria as they relate to each of the following major revenue generating activities are described below.

CELESTIAL SEMICONDUCTOR, LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Products sales

Revenue from sale of products is recognized when the products are delivered to customers-appointed carriers, which is the point when the customers take ownership and assume risk of loss. The Company’s sales agreements do not provide customers the right of return. However, the Company allows for an exchange of products or return if the products are defective. For the periods presented, defective product returns were immaterial.

Service fees

The Company enters into research and development agreements with customers pursuant to which the Company develops integrated circuits technologies according to customers’ specifications. In exchange, the Company receives progress payments upon the achievement of milestone events. The Company recognizes revenue from service fees upon achievement of substantive milestones in the period in which they are achieved.

(k)	Research and Development

Research and development costs are expensed as incurred.

(l)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates or tax laws is recognized in the consolidated statements of operations in the period the change in tax rates or tax laws is enacted. A valuation allowance is provided to reduce the carrying amount of deferred income tax assets if it is considered more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company recognizes in the consolidated financial statements the impact of a tax position, if that position is more likely than not of being sustained upon examination, based on the technical merits of the position. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company has elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of income tax expense in the consolidated statements of operations.

(m)	Share Based Compensation

The Company accounts for share-based payments under the provisions of ASC Topic 718, Compensation - Stock Compensation (“ASC Topic 718”). Under ASC Topic 718, the Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and recognizes the cost over the period the employee is required to provide service in exchange for the award, which generally is the vesting period. The Company recognizes compensation cost for an award with only service conditions that has a graded vesting schedule on a straight-line basis over the requisite service period for the entire award, provided that the cumulative amount of compensation cost recognized at any date at least equals the portion of the grant-date value of such award that is vested at that date.

CELESTIAL SEMICONDUCTOR, LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(n)	Employee Benefit Plans

Pursuant to relevant PRC regulations, the Company is required to make contributions to various defined contribution plans organized by municipal and provincial PRC governments. The contributions are made for each PRC employee at rates ranging from 31% to 44% on a standard salary base as determined by local social security bureau. Contributions to the defined contribution plans are charged to the consolidated statements of operations when the related service is provided. For the years ended March 31, 2009 and 2010, and for the nine-month periods ended December 31, 2009 and 2010, the costs of the Company’s obligations to the defined contribution plans amounted to USD294,314, USD383,171, USD284,563 (unaudited) and USD339,894, respectively. The Company has no other obligation for the payment of employee benefits associated with these plans beyond the contributions described above.

(o)	Operating Leases

Where the Company has the use of the assets under operating leases, payments made under the leases are recognized on a straight-line basis over the term of the lease.

(p)	Commitments and Contingencies

In the normal course of business, the Company is subject to loss contingencies, including, among others, government investigations, shareholder lawsuits, product liability claims and environmental remediation obligations, and non-income tax disputes. An accrual for a loss contingency is recognized when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

(q)	Fair Value Measurements

On April 1, 2008, the Company adopted the provisions of FASB Statement No. 157, Fair Value Measurements, included in ASC Topic 820, Fair Value Measurements and Disclosures, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability. ASC Topic 820 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

ASC Topic 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC Topic 820 establishes three levels of inputs that may be used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

CELESTIAL SEMICONDUCTOR, LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

On April 1, 2009, the Company adopted the provisions of ASC Topic 820 to fair value measurements of nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis.

The Company did not have any financial assets and liabilities or nonfinancial assets and liabilities that are measured at fair value on a recurring or nonrecurring basis as of March 31, 2009 and 2010, and December 31, 2010.

(r)	Recently Issued Accounting Standards

In October 2009, the FASB issued ASU 2009-13, Revenue Recognition (Topic 605): Multiple Deliverable Revenue Arrangements (EITF Issue No. 08-1, Revenue Arrangements with Multiple Deliverables). ASU 2009-13 amends ASC 650-25 to eliminate the requirement that all undelivered elements have vendor specific objective evidence of selling price (“VSOE”) or third party evidence of selling price (“TPE”) before an entity can recognize the portion of an overall arrangement fee that is attributable to items that already have been delivered. In the absence of VSOE and TPE for one or more delivered or undelivered elements in a multiple element arrangement, entities will be required to estimate the selling prices of those elements. The overall arrangement fee will be allocated to each element (both delivered and undelivered items) based on their relative selling prices, regardless of whether those selling prices are evidenced by VSOE or TPE or are based on the entity’s estimated selling price. Application of the “residual method” of allocating an overall arrangement fee between delivered and undelivered elements will no longer be permitted upon adoption of ASU 2009-13. Additionally, the new guidance will require entities to disclose more information about their multiple element revenue arrangements. ASU 2009-13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. Management is currently evaluating the potential impact, if any, of adopting ASU2009-13 on the Company’s financial position and results of operations.

(3)	Inventories

Inventories consist of the following:

	March 31,		December 31,
	2009	2010	2010
	USD	USD	USD
Raw materials	65,307	937,533	496,883
Work in process	29,467	58,991	243,098
Finished goods	223,534	295,279	1,809,397

Total inventories	318,308	1,291,803	2,549,378

(4)	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

	March 31,		December 31,
	2009	2010	2010
	USD	USD	USD
Prepayment for inventories	—	291,858	19,740
Staff advances	30,237	75,693	1,660
Others	69,633	71,290	89,454

Total prepaid expenses and other current assets	99,870	438,841	110,854

Others mainly represent prepayment for training, professional service and communication expenses.

CELESTIAL SEMICONDUCTOR, LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(5)	Property and Equipment, Net

Property and equipment consist of the following:

	March 31,		December 31,
	2009	2010	2010
	USD	USD	USD
Furniture and equipment	651,974	673,398	689,505
Software	24,077	20,161	16,208
Motor vehicles	87,472	87,595	90,288
Leasehold improvement	226,005	226,320	233,277

Total property and equipment	989,528	1,007,474	1,029,278
Less: accumulated depreciation	(882,392)	(933,717)	(816,752)

Property and equipment, net	107,136	73,757	212,526

Depreciation expense was allocated to the following expense items in the statements of operations:

	Year Ended March 31,		Nine–Month Period Ended December 31,
	2009	2010	2009	2010
	USD	USD	USD	USD
			(Unaudited)
Research and development	71,834	25,503	19,085	9,527
Selling, general and administrative	93,414	17,108	11,133	38,815

Total	165,248	42,611	30,218	48,342

(6)	Intangible Assets, Net

Intangible assets consist of the following:

	March 31,		December 31,
	2009	2010	2010
	USD	USD	USD
Developed technology licenses	1,458,050	1,916,499	2,044,197
Less: accumulated amortization	(1,053,178)	(1,377,424)	(1,626,723)

Intangible assets, net	404,872	539,075	417,474

Amortization expenses of USD242,973, USD324,246 USD216,554 (unaudited) and USD249,299 for the years ended March 31, 2009 and 2010, and for the nine-month period ended December 31, 2009 and 2010, respectively, were included in research and development expenses in the consolidated statements of operations.

The estimated amortization expense for the next five years is as follows:

USD
Period from January 2011 to March 2011	66,234
Years ending March 31
2012	221,422
2013	112,683
2014	13,304
2015	3,831
2016	—

Total	417,474

CELESTIAL SEMICONDUCTOR, LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(7)	Notes Payable

On August 9, 2006, the Company entered into a loan agreement (“Original Loan Agreement”) with Venture Lending & Leasing IV, Inc. (“Lender”), pursuant to which the Company borrowed a loan of USD2,500,000 from the Lender at an interest rate of 11.003% per annum. The Company was required to pay equal monthly instalments of USD92,685 from August 31, 2006 to June 1, 2009. In connection with the Original Loan Agreement, the Company also issued a warrant to Venture Lending & Leasing IV, LLC (“LLC”), the Lender’s parent company, to purchase an aggregate of 363,636 Series A preferred shares at an exercise price of USD0.55 per share. The warrant is exercisable until December 31, 2014. The assets of Celestial Cayman and Celestial U.S. were provided as the collateral for the loan.

In May 2008, the Company defaulted in making the monthly instalment payment. On September 30, 2008, the Company and the Lender entered into an amendment to the Original Loan Agreement (“Amendment I”) pursuant to which the unpaid balance of USD1,342,257, including accumulated interest, was restructured into or exchanged for a long-term loan of USD894,838 (“long term loan”) and a promissory note of USD447,419. Both the long-term loan and the promissory note bear an interest rate of 12.000% per annum. The long-term loan was payable in equal monthly instalments of USD41,734 from October 1, 2008 to September 1, 2010. The promissory note including principal and accrued interest was due at the earlier of (i) September 30, 2011 (ii) the closing of a Qualified Equity Financing or a Liquidity Event, as defined in the Amendment I. In connection with the Amendment I, the Company also issued a warrant to LLC on October 1, 2008, to purchase an aggregate of 1,096,512 Series A-1 preferred shares at an exercise price of USD0.02, as adjusted for any share splits and share dividends. The fair value of the warrant was USD13,158. In December 2008, the Company defaulted in making the monthly instalment payment on the long term loan.

Management assessed whether the modification or exchange of the loan under the Original Loan Agreement was considered “substantial”, as defined by ASC Subtopic 470-50, Debt – Modifications and Extinguishments, and concluded it was not a substantial modification, because the change in the present value of cash flows under the long term loan and promissory note as compared to the present value of the remaining cash flows of the loan under the terms of the Original Loan Agreement was less than 10%.

Pursuant to the terms of the Original Loan Agreement, as amended, the Company was required to submit audited annual consolidated financial statements to the Lender within 180 days after the fiscal year end. Failure to perform such affirmative covenant will constitute an event of default which will give the Lender the right to demand all outstanding amount to be repaid immediately. As of March 31, 2009 and 2010, and December 31, 2010, the Company was in default of such affirmative covenant. In addition, since December 2008, the Company has defaulted in making the monthly instalment payment related to the long-term loan. Accordingly, both the long-term loan and the promissory note were classified as a current liability for all periods presented. On January 4, 2011, the Company entered into another amendment with the Lender (“Amendment II”). See note (14).

As of December 31, 2010, USD3,008,693, USD92,128, USD2,549,378, USD114,491 and USD417,474 of the Company’s cash and cash equivalents, accounts receivables, inventories, property and equipment, and intangible assets were provided as the collateral for the long term loan and the promissory note.

CELESTIAL SEMICONDUCTOR, LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(8)	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	March 31,		December 31,
	2009	2010	2010
	USD	USD	USD
Accrued payroll and employee benefits	203,135	62,770	143,811
Accrued interest	6,816	187,591	308,718
Others	4,260	107,061	88,092

Total	214,211	357,422	540,621

Others mainly represent accrual for travel expenses and professional service expenses, and income tax payable.

(9)	Income Taxes

Under the current laws of the Cayman Islands, Celestial Cayman is not subject to tax on its income or capital gains.

Celestial U.S. is subject to U.S. federal income tax at rate of 34% and state income tax at rate of 8%.

Prior to January 1, 2008, Celestial Beijing, a then recognized advanced and new technology enterprise located in the Beijing New Hi-Tech Industry Development and Experimental Zone, was entitled to both a preferential income tax rate of 15% and a tax holiday of 3-year full exemption followed by 3-year 50% exemption reduction in income tax rate (“3+3 tax holiday”). The 3+3 tax holiday started in 2005 and accordingly, Celestial Beijing was exempt from income tax from 2005 to 2007.

On March 16, 2007, the National People’s Congress passed the new Enterprise Income Tax law (the “new EIT law”), which was effective as of January 1, 2008. Under the new EIT law, the statutory tax rate is 25%, however entities that qualify as “Advanced and New Technology Enterprise” (“ANTE”) are entitled to a preferential income tax rate of 15%. In addition, based on a tax notice issued by the State Council on December 26, 2007, the 3+3 tax holiday was grandfathered until its expiry provided an entity remained as an ANTE under the new EIT law during the grandfathering period. Celestial Beijing had not been recognized as an ANTE as of March 31, 2009 and therefore Celestial Beijing was subject to PRC statutory income tax at 25% for the calendar year 2008.

In late 2009, Celestial Beijing was granted the ANTE certificate that is valid for a three-year period effective retroactively from January 1, 2009. Accordingly, Celestial Beijing is subject to PRC income tax at 7.5% for the calendar years 2009 and 2010, 15% for calendar year 2011 and 25% for calendar years 2012 onwards, respectively.

The new EIT law and its relevant regulations also impose a withholding income tax at 10%, unless reduced by a tax treaty, for dividends distributed by a PRC-resident enterprise to its immediate holding company outside the PRC for earnings accumulated beginning on January 1, 2008. Undistributed earnings generated prior to January 1, 2008 are exempt from such withholding income tax.

CELESTIAL SEMICONDUCTOR, LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The earnings (loss) before income taxes for the periods presented were generated in the following jurisdictions:

	Year Ended March 31,		Nine–Month Period Ended December 31,
	2009	2010	2009	2010
	USD	USD	USD	USD
			(Unaudited)
Cayman Islands	(2,661,011)	(3,041,623)	(1,274,622)	1,573,943
PRC	(366,079)	491,291	323,395	200,926
U.S.	19,533	22,564	15,882	26,923

Total earnings (loss) before income taxes	(3,007,557)	(2,527,768)	(935,345)	1,801,792

Income tax benefit (expense) recognized in the consolidated statements of operations consists of the following:

	Year Ended March 31,		Nine–Month Period Ended December 31,
	2009	2010	2009	2010
	USD	USD	USD	USD
			(Unaudited)
PRC Income Tax
Current income tax benefit (expense)	13,402	(8,942)	(3,160)	(19,728)
Deferred income tax benefit (expense)	75,893	(124,715)	(110,503)	(10,097)

Total	89,295	(133,657)	(113,663)	(29,825)

U.S. Income Tax
Current income tax expense	(800)	(925)	(800)	(900)

Total	(800)	(925)	(800)	(900)

Income tax benefit (expense) reported in the consolidated statements of operations for the years ended March 31, 2010 and 2009, and for the nine–month periods ended December 31, 2009 and 2010, differs from the amounts computed by applying the PRC statutory income tax of 25% to earnings (loss) before income taxes due to the following:

	Year Ended March 31,		Nine–Month Period Ended December 31,
	2009	2010	2009	2010
	USD	USD	USD	USD
			(Unaudited)
Computed expected income tax benefit (expense)	751,889	631,942	233,836	(450,448)
Non-deductible expenses	(2,226)	(5,297)	(3,973)	(2,634)
Deferred income tax liability for undistributed earnings	—	(9,939)	(2,386)	(22,144)
Tax rate difference	4,083	177	(26,445)	31,288
Tax holiday	—	8,942	3,160	19,728
Celestial Cayman’s income (loss) not subject to income tax	(665,251)	(760,407)	(318,656)	393,485

Actual income tax benefit (expense)	88,495	(134,582)	(114,463)	(30,725)

CELESTIAL SEMICONDUCTOR, LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The principal components of deferred income tax assets and deferred tax liabilities are as follows.

	March 31,		December 31,
	2009	2010	2010
	USD	USD	USD
Deferred income tax assets:
Tax loss carryforwards	79,629	—	—
Accrued expenses and other current liabilities	7,470	2,815	15,513
Property and equipment	47,253	16,881	16,713

Total deferred income tax assets	134,352	19,696	32,226

Deferred income tax liabilities:
Undistributed earnings	—	(9,939)	(32,083)

Total gross deferred income tax liabilities	—	(9,939)	(32,083)

Net deferred income tax assets	134,352	9,757	143

Classification on consolidated balance sheets:
Deferred income tax assets:
- Current	7,470	2,815	15,513
- Non-current	126,882	16,881	16,713
Deferred income tax liabilities:
- Non-current	—	(9,939)	(32,083)

In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. As of the end of each years and period presented, the deferred income tax assets were all related to Celestial Beijing. Based upon Celestial Beijing’s level of historical taxable income and projections for future taxable income over the periods in which the deferred income tax assets are deductible, management believes it is more likely than not that Celestial Beijing will realize the benefits of these deductible temporary differences and tax loss carryforwards. The amount of the deferred income tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

As of April 1, 2008 and for the years ended March 31, 2009 and 2010 and for the nine-month periods ended December 31, 2009 and 2010, the Company did not have any material unrecognized tax benefits and thus, no interest and penalties related to unrecognized tax benefits were recorded. In addition, the Company does not expect that the amount of unrecognized tax benefits will change significantly within the next twelve months.

According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances where the underpayment of taxes is more than RMB100,000. In the case of transfer pricing issues, the statute of limitation is 10 years. There is no statute of limitation in the case of tax evasion. The income tax returns of Celestial Beijing for the period from its date of inception to December 31, 2010 are open to examination by the PRC state and local tax authorities.

CELESTIAL SEMICONDUCTOR, LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(10)	Deficit

(a)	Authorized Share Capital

Celestial Cayman was established with authorized share capital of USD135,000, or 135,000,000 ordinary shares (USD0.001 par value). On September 27, 2009, the shareholders of the Company approved to increase the number of ordinary shares from 135,000,000 shares to 300,000,000 shares. On October 20, 2010, the shareholders of the Company approved a further increase to 400,000,000 shares.

(b)	Series A Preferred Shares

On November 5, 2004, pursuant to the Series A preferred share subscription agreements (“Series A Purchase Agreement”), Celestial Cayman issued 10,000,000 Series A convertible preferred shares (“Series A Preferred Shares”) to ComVentures V, L.P. and its affiliates (collectively “ComVentures”), and Pacven Walden Ventures V, L.P. and its affiliates (collectively “Paven Walden Ventures”) for an aggregate purchase price of USD5,500,000 or USD 0.55 per share (“Series A Original Issuance Price”).

Under the Series A Purchase Agreement, the Series A Preferred Shares investors were also issued options to purchase additional Series A Preferred Shares up to USD5,500,000 at an exercise price equal to the Series A Original Issuance Price. The Series A Preferred Shares investors exercised the options and purchased 10,000,000 Series A Preferred Shares on November 30, 2005.

On February 4, 2008 and May 31, 2008, Celestial Cayman issued convertible promissory notes of USD 1,000,000 and USD237,000, respectively to Series A preferred shareholders. The maturity date of the convertible notes is December 28, 2008. The holder of the convertible notes has the option to convert the notes into Series A Preferred Shares at USD0.55 per share, as adjusted according to the conversion price adjustments as defined in the Company’s Memorandum and Articles of Association. On September 4, 2008, the convertible notes of USD1,237,000 and related accrued interest of USD45,210 were converted to 2,574,375 Series A preferred shares, which was a closing condition for issuance of Series A-1 preferred shares pursuant to Series A-1 Preferred Shares Purchase Agreement. See 10 (c).

The significant terms of the Series A Preferred Shares are as follows:

Conversion

The holders of Series A Preferred Shares have the right to convert all or any portion of their holdings into ordinary shares of Celestial Cayman at a conversion price equal to the Series A Original Issuance Price, subject to a contingent conversion price adjustment if there are additional common shares issued or deemed to be issued, as defined in the Company’s Memorandum and Articles of Association, at a price lower than the Series A Original Issuance Price (“Conversion Price Adjustment”). The contingent conversion price adjustment, if any, is determined with reference to the difference between the Series A Original Issuance Price and the issue price of the additional ordinary shares issued or deemed to be issued. The contingent conversion price adjustment may provide the holders of the Series A Preferred Shares with a beneficial conversion feature; however, any such beneficial conversion feature relating to the conversion price adjustment, if any, will only be recognized when the contingency is resolved. In addition, each Series A Preferred Share will automatically be converted into ordinary shares upon vote or written consent of the holders of more than two-thirds of the then outstanding Series A Preferred Shares or the consummation of a Qualified Public Offering, as defined in the Series A Purchase Agreement.

CELESTIAL SEMICONDUCTOR, LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Voting Rights

The holders of the Series A Preferred Shares have voting rights equivalent to the ordinary shareholders on an “if-converted” basis.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of Celestial Cayman, either voluntary or involuntary, the holders of the preferred shares shall be entitled to receive, prior and in preference to any distribution of any of the assets of Celestial Cayman to the holders of the ordinary shares by reason of their ownership of such shares, an amount per share for each share of preferred shares held by them equal to the sum of: (i) three times the original issue price of Series A Preferred Shares and (ii) all declared but unpaid dividends (if any) on such Series A Preferred Shares.

The remaining assets of the Company, if any, shall be distributed pro rata to the holders of ordinary shares and preferred shares then outstanding, based on the number of ordinary shares then held by each shareholder on an “if-converted” basis.

Drag-along rights

Prior to the closing of a Qualified Public Offering, Series A preferred share holders have a drag-along right whereby provided the Company’s board of directors and holders of two thirds of the Company’s Series A Preferred Shares vote in favor of a third-party offer to directly or indirectly purchase all, or substantially all, of the equity interests or assets of the Company, all other equity holders are required to vote in favor, or consent to such transaction. Triggering of this drag-along right results in a deemed liquidation of the Company with a required distribution of the transaction proceeds in accordance with the Company’s Memorandum and Articles of Association. Consequently, the Series A preferred shares are classified outside of permanent equity. Accretion to the liquidation value is recognized when the exercise of the drag-along rights is considered probable.

The Company has determined that there was no embedded beneficial conversion feature attributable to the Series A Preferred Shares at the commitment date since the initial conversion price of the Series A Preferred Shares was greater than the estimated fair value of the Company’s ordinary shares as of the respective commitment date. The estimated fair value of the underlying ordinary shares was determined by management based on a retrospective valuation performed by American Appraisal China Limited (“American Appraisal”), an independent third-party valuation firm, using the income approach, which requires the estimation of future cash flows, and the application of an appropriate discount rate with reference to comparable listed companies engaged in a similar industry to convert such future cash flows to a single present value.

The Shareholders of the Company approved to cancel all of the authorized 25,000,000 Series A preferred shares on September 4, 2008, on which date all outstanding Series A preferred shares were converted to ordinary shares at a conversion ratio of 1:1, which was a closing condition for issuance of Series A-1 preferred shares pursuant to Series A-1 Preferred Shares Purchase Agreement. See 10 (c). The Series A preferred shareholders waived their Conversion Price Adjustment rights to allow the Company to issue Series A-1 Preferred Shares.

(c)	Series A-1 Preferred Shares

On September 4, 2008, the shareholders of Celestial Cayman approved the authorization of the issuance of up to 80,000,000 Series A-1 preferred shares. The authorized number of Series A-1 preferred shares was increased from 80,000,000 to 200,000,000 pursuant to a resolution passed by the shareholders of Celestial Cayman on September 27, 2009. The authorized number of Series A-1 preferred shares was further increased to 250,000,000 pursuant to a Shareholders’ resolution on October 20, 2010.

CELESTIAL SEMICONDUCTOR, LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

On July 14, 2008, Celestial Cayman issued convertible promissory notes of USD500,000 to ComVentures, the founder and chief executive officer (“CEO”) of the Company, and NingBo Technology Asset Management (“NingBo Technology”). The original maturity date of the convertible notes is August 14, 2008. The holder of the convertible notes has the option to convert the notes into Series A-1 convertible preferred shares (“Series A-1 Preferred Shares”) at the price of USD 0.02 per share. On September 4, 2008, pursuant to the Series A-1 Preferred Share Subscription Agreements (“Series A-1 Purchase Agreement”), Celestial Cayman issued 25,249,313 Series A-1 convertible preferred shares to the holders of convertible promissory notes for the conversion of their promissory notes of USD 500,000 and related accrued interest of USD 4,986, at the price of USD 0.02 per share (“Series A-1 Original Issuance Price”).

Under the Series A-1 Purchase Agreement, the Series A-1 Preferred Shares investors were also issued options to purchase additional Series A-1 Preferred Shares up to USD 560,000 prior to September 30, 2008 at an exercise price equal to the Series A-1 Original Issuance Price. On September 30, 2008, the investors exercised their options and purchased 24,999,999 Series A-1 Preferred Shares.

Furthermore, ComVentures was also granted an option to purchase additional Series A-1 Preferred Shares up to USD500,000 prior to November 30, 2008 at an exercise price equal to the Series A-1 Original Issuance Price. Other Series A-1 preferred shareholders waived their rights to purchase additional Series A-1 preferred shares in proportion to their existing ownership in the Company. On November 25, 2008, ComVentures exercised the options and purchased 25,000,000 Series A-1 Preferred Shares.

For the year ended March 31, 2009, 75,249,312 Series A-1 Preferred Shares were issued, among which 25,249,313 Series A-1 Preferred Shares were issued to convert convertible notes of USD 500,000 and related accrued interest of USD 4,986, and 49,999,999 Series A-1 Preferred Shares were issued in consideration of USD 1,000,000 cash.

Total direct and incremental costs of issuing Series A-1 Preferred Shares of USD 24,204 were charged against the proceeds from Series A-1 Preferred Shares issued during the year ended March 31, 2009.

For the year ended March 31, 2010 and for the nine-month periods ended December 31, 2009 and 2010, the Company issued convertible promissory notes of USD2,450,000, USD1,450,000 (unaudited) and USD700,000, respectively, to Series A-1 preferred shareholders. The maturity dates of the convertible notes are May 1, 2010, May 1, 2010 and May 31, 2010, respectively. The holder of the convertible notes has the option to convert the notes into Series A-1 Preferred Shares. For the year ended March 31, 2010, the convertible notes of USD1,450,000 and related accrued interest of USD 11,315 were converted to 73,065,749 Series A-1 Preferred Shares. For the nine-month period ended December 31, 2010, the convertible notes of USD1,700,000 and related accrued interest of USD36,764 were converted to 86,838,218 Series A-1 Preferred Shares at USD0.02 per share. For the nine-month period ended December 31, 2009, the convertible notes of USD1,450,000 (unaudited) and related accrued interest of USD 11,315 (unaudited) were converted to 73,065,749 (unaudited) Series A-1 Preferred Shares.

Total direct and incremental costs of issuing Series A-1 Preferred Shares of USD nil (unaudited) and USD20,000 were charged against the proceeds from Series A-1 Preferred Shares issued during the nine-month periods ended December 31, 2009 and 2010.

The significant terms of the Series A-1 Preferred Shares are as follows:

CELESTIAL SEMICONDUCTOR, LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Conversion

The holders of Series A-1 Preferred Shares have the right to convert all or any portion of their holdings into ordinary shares of the Company at a conversion price equal to the Series A-1 Original Issuance Price at any time, subject to a contingent conversion price adjustment if there are additional common shares issued or deemed to be issued, as defined Company’s Memorandum and Articles of Association at a price lower than the Series A-1 Original Issuance Price. The contingent conversion price adjustment, if any, is determined with reference to the difference between the Series A-1 Original Issuance Price and the issue price of the additional ordinary shares issued or deemed to be issued. The contingent conversion price adjustment may provide the holders of the Series A-1 Preferred Shares with a beneficial conversion feature; however, any such beneficial conversion feature relating to the conversion price adjustment, if any, will only be recognized when the contingency is resolved. As of December 31, 2010, there were no additional ordinary shares issued or deemed to be issued at a price lower than the Series A-1 Original Issuance Price, which would trigger the contingent conversion price adjustment. In addition, each Series A-1 Preferred Share will automatically be converted into ordinary shares upon vote or written consent of the holders of more than two-thirds of the then outstanding Series A-1 Preferred Shares or the consummation of a Qualified Public Offering, as defined in the Series A-1 Purchase Agreement.

Voting Rights

The holders of the Series A-1 Preferred Shares have voting rights equivalent to the ordinary shareholders on an “if-converted” basis.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the preferred shares shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the ordinary shares by reason of their ownership of such shares, an amount per share for each share of preferred shares held by them equal to the sum of : (i) three times the original issue price of Series A-1 Preferred Shares and (ii) all declared but unpaid dividends (if any) on such Series A-1 Preferred Shares.

The remaining assets of the Company, if any, shall be distributed pro rata to the holders of ordinary shares and preferred shares then outstanding, based on the number of ordinary shares then held by each shareholder on an “if-converted” basis.

Drag-along rights

Prior to the closing of a Qualified Public Offering, Series A-1 preferred share holders have a drag-along right whereby provided the Company’s board of directors and holders of two thirds of the Company’s Series A-1 Preferred Shares vote in favor of a third-party offer to directly or indirectly purchase all, or substantially all, of the equity interests or assets of the Company, all other equity holders are required to vote in favor, or consent to such transaction. Triggering of this drag-along right results in a deemed liquidation of the Company with a required distribution of the transaction proceeds in accordance with the Company’s Memorandum and Articles of Association. Consequently, the Series A-1 preferred shares are classified outside of permanent equity. Accretion to the liquidation value is recognized when the exercise of the drag-along rights is considered probable.

CELESTIAL SEMICONDUCTOR, LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The Company has determined that there was no embedded beneficial conversion feature attributable to the Series A-1 Preferred Shares at the commitment date since the initial conversion price of the Series A-1 Preferred Shares was greater than the estimated fair value of the Company’s ordinary shares as of the respective commitment date. The estimated fair value of the underlying ordinary shares was determined by management based on a retrospective valuation performed by American Appraisal, using income approach, which requires the estimation of future cash flows, and the application of an appropriate discount rate with reference to comparable listed companies engaged in a similar industry to convert such future cash flows to a single present value.

(d)	Non-controlling interest

On October 15, 2006, Celestial Cayman and Infotech Ventures Co., Ltd. (“Infotech’) entered into an agreement pursuant to which Infotech contributed USD 1,870,604 in cash to Celestial Beijing in exchange for 14.5% of the equity interest of Celestial Beijing. In addition, Infotech was granted a conversion right to convert its 14.5% equity interest in Celestial Beijing to 3,401,100 Series A Preferred Shares of Celestial Cayman (“Infotech Shares”), at a price of USD 0.55. The conversion right is conditional upon Infotech’s ability to obtain all requisite PRC governmental approvals. The conversion right shall end upon the earlier of the consummation of i) an initial public offering (“IPO”); or ii) a change in control of Celestial Cayman. The non-controlling interest is not redeemable at the option of Infotech or upon the occurrence of an event that is not solely within the control of the Company.

Pursuant to the agreement, Celestial Cayman has an option to make Infotech convert all its equity interest in Celestial Beijing to Infotech Shares beginning on the earlier of the date that Celestial Cayman’s Board of Directors intends to prepare for i) an IPO or ii) a change in control, and ending on the third anniversary of the earlier of the consummation of such IPO or change in control. If Infotech cannot obtain the requisite PRC governmental approvals in order to consummate the transaction, Celestial Cayman shall purchase from Infotech all its equity interest in Celestial Beijing for an amount determined as follows:

1)	If the call option is exercised in connection with a change in control, the consideration shall be equal to an amount that Infotech would have received if, immediately prior to and in connection with such change in control, Infotech held the Infotech Shares;

2)	If the call option is exercised on or prior to an IPO and not in connection with a change in control, the consideration shall be the Purchase Price, plus accrued interest from the date of Infotech’s investment in Celestial Beijing at 8% per annum;

3)	If the call option is exercised after an IPO, the consideration shall be at fair value at such date times the number of Infotech Shares.

On September 4, 2008, Infotech agreed to amend its conversion right of converting 3,401,100 Series A Preferred Shares of Celestial Cayman to 3,401,100 ordinary shares of Celestial Cayman.

(11)	Share Based Compensation

On July 1, 2004, Celestial Cayman adopted a stock compensation plan, as amended in March 2005, (the “2004 Plan”) pursuant to which Celestial Cayman’s board of directors may grant stock options to officers and employees. The 2004 Plan authorizes and reserves for the issuance of up to 9,500,000 ordinary shares. The number of ordinary shares reserved under the 2004 Plan was increased to 49,500,000 shares on November 11, 2009, and further to 94,500,000 shares on October 10, 2010 pursuant to the resolutions of the board of directors. All options grants require approval by the Board of Directors, which have been received for all the following stock option grants.

CELESTIAL SEMICONDUCTOR, LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

On September 30, 2004, 400,000 stock options were granted to a director at an exercise price of USD0.07 per share. The options vest ratably each month over the following 4-year period starting from September 30, 2004. The contractual term of these stock options is 10 years.

On March 24, 2005, 2,400,000 stock options were granted to a director at an exercise price of USD0.05 per share. 25% of the options shall vest on the first anniversary of six months after January 23, 2005, and the remaining 75% of the options shall vest each month thereafter over the next 3-year period. The contractual term of these stock options is 10 years.

On July 27, 2005, October 3, 2005, February 2, 2006, May 3, 2006 and November 6, 2006, 2,475,000, 225,000, 470,000, 800,000 and 300,000 stock options were granted, respectively, to employees and officers at an exercise price of USD0.05 per share. 10% of the options shall vest on the first anniversary of six months after the grant date, and the remaining 90% of the options shall vest each month thereafter over the next 54-month period. The contractual term of these stock options is 10 years.

On February 8, 2007 and October 27, 2008, 491,500 and 2,357,429 stock options were granted, respectively, to employees at an exercise price of USD0.05 per share. 10% of the options shall vest on the first anniversary of the grant date, 20% shall vest on the second, third and fourth anniversary each, and the remaining 30% of the options shall vest on the fifth anniversary. The contractual term of these stock options is 10 years.

On June 28, 2007 and January 18, 2008, 120,000 and 300,000 stock options were granted, respectively, to employees at an exercise price of USD0.05 per share. 10% of the options shall vest on the first anniversary of six months after the grant date, and the remaining 90% of the options shall vest each month thereafter over the next 54-month period. The contractual term of these stock options is 10 years.

On November 11, 2009 and October 22, 2010, 30,000,000 and 35,000,000 stock options were granted to the founder and CEO of the Company at an exercise price of USD0.003 per share. The options, which were fully vested on the grant date, were granted for the purpose of management retention as well as to compensate his past service. The contractual term of these stock options is 10 years.

On October 22, 2010, 4,400,000 stock options were granted to employees and one director at an exercise price of USD0.003 per share. The options were fully vested on the grant date. The contractual term of these stock options is 10 years.

On September 16, 2010, pursuant to a resolution by Celestial Cayman’s board of directors, in consideration of the decline in the fair value of the ordinary shares, the exercise price for all outstanding stock options with an exercise price of USD0.05 per share were adjusted to USD0.003 per share. As a result of the modification:

1)	For those stock options that had been vested as of September 16, 2010, incremental compensation cost, which represents the difference between the fair value of modified stock options on September 16, 2010 and the fair value of original stock options immediately before the modification, in the amount of USD6,090 was recognized in the consolidated statement of operations.

2)	For those stock options that had not vested as of September 16, 2010, incremental compensation cost, which represents the difference between the fair value of modified stock options on September 16, 2010 and the fair value of original stock options immediately before the modification, in the amount of USD1,704 will be recognized ratable over the remaining requisite service period.

On October 22, 2010, 7,400,000 stock options were granted to employees at an exercise price of USD0.003 per share. 10% of the options shall vest on the first anniversary of six months after the grant date, and the remaining 90% of the options shall vest each month thereafter over the next 54-month period. The contractual term of these stock options is 10 years.

CELESTIAL SEMICONDUCTOR, LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

On October 22, 2010, 6,198,000 stock options were granted to employees at an exercise price of USD0.003 per share. 10% of the options shall vest on the first anniversary of grant date, 20% shall vest on the second, third and fourth anniversary each, and the remaining 30% of the options shall vest on the fifth anniversary. The contractual term of these stock options is 10 years.

A summary of all the stock option activities for the years ended March 31, 2009 and 2010, and for the nine-month period ended December 31, 2010 is presented below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Remaining Life
		USD	(Years)
Outstanding as at April 1, 2008	1,567,500	0.05
Granted	2,357,429	0.05
Exercised	(423,560)	0.05
Forfeited	(831,162)	0.05
Expired	(293,134)	0.05

Outstanding as at March 31, 2009	2,377,073	0.05
Granted	30,000,000	0.003
Exercised	(30,000,000)	0.003
Forfeited	(7,047)	0.05
Expired	(932)	0.05

Outstanding as at March 31, 2010	2,369,094	0.05

Granted	52,998,000	0.003
Exercised	(37,500,000)	0.003
Forfeited	(174,724)	0.003
Expired	(41,453)	0.003

Outstanding as at December 31, 2010	17,650,917	0.003	9.50

Exercisable as of December 31, 2010	3,488,327	0.003	9.09

The Company calculated fair values of stock options on the date of grant using the Binomial option-pricing valuation model. The assumptions used in the valuation model are summarized as follows:

	Year Ended March 31,		Nine–Month Period Ended December 31,
	2009	2010	2009	2010
			(Unaudited)
Expected volatility	69%	67%	67%	63%
Expected dividend	—	—	—	—
Suboptimal exercise factor	2.0x	2.0x	2.0x	2.0x
Risk-free interest rate (per annum)	5.80%	4.37%	4.37%	3.37%
Estimated fair value of underlying ordinary shares at grant date	USD0.003	USD0.004	USD0.004	USD0.006

For options granted, the expected volatility was based on historical volatilities of comparable publicly traded semiconductor companies operating in the United States because Celestial Cayman did not have a trading history at the time the options were granted.

The estimated fair value of ordinary shares of Celestial Cayman was determined by management based on valuations of Celestial Cayman’s ordinary shares that were conducted by American Appraisal, supplemented by management’s estimate of forecasted profitability and cash flows of the Company.

CELESTIAL SEMICONDUCTOR, LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The weighted-average grant-date fair value of stock options granted during the years ended March 31, 2009 and 2010, and for the nine-month periods ended December 31, 2009 and 2010 was less than USD0.01 per share. Share-based compensation expense related to stock options amounted to USD98,050, USD100,129, USD75,097 (unaudited) and USD171,311, respectively, for the years ended March 31, 2009 and 2010, and for the nine-month periods ended December 31, 2009 and 2010, which were allocated to selling, general and administrative expenses.

As of December 31, 2010, USD79,795 of total unrecognized compensation expense related to non-vested share options is expected to be recognized over the next 4.9 years.

(12)	Related Party Transactions

During the periods presented, the Company entered into related party transactions with a shareholder of the Company, who is also the CEO and founder of the Company. The significant related party transactions are summarized as follows:

			Year Ended March 31,		Nine–Month Period Ended December 31,
			2009	2010	2009	2010
			USD	USD	USD	USD
					(Unaudited)
Loan from a shareholder:	(a	)
Loan from a shareholder			100,000	200,000	—	—
Interest expense resulting from the loan			3,720	2,333	—	9,082
Repayment of loan and interest to a shareholder			103,720	—	—	98,915
Settlement of loan provided by a shareholder through an offset of equivalent amount due from exercise of stock options			—	—	—	112,500
Interest-free borrowings from a shareholder:	(b	)
Interest free borrowings from a shareholder			97,773	62,046	62,046	—
Repayment of interest free borrowings to a shareholder			10,000	149,819	149,819	—

The balances with the related party are summarized as follows:

	March 31,		December 31,
	2009	2010	2010
	USD	USD	USD
Loan from a shareholder	—	200,000	—
Amounts due to a shareholder	87,773	2,333	—

(a)	In May 2008, the Company borrowed USD100,000 from the shareholder. The loan was unsecured and had no specific terms of repayment. The interest rate is 7% annum. The interest expense accrued for the year ended March 31, 2009 was USD3,720. The Company repaid USD103,720 (including USD3,720 interest) on December 11, 2008.

CELESTIAL SEMICONDUCTOR, LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

On February 1, 2010, the Company borrowed USD200,000 from the shareholder. The loan was unsecured and had no specific terms of repayment. The interest rate is 7.136% annum. The interest expense accrued for the year ended March 31, 2010 and for the nine-month periods ended December 31, 2009 and 2010 were USD2,333, nil (unaudited) and USD9,082, respectively. The outstanding balance of USD112,500 was set off against an equivalent amount due from the shareholder for the exercise of his 35,000,000 stock options and exercise of 2,500,000 stock options on behalf of one employee on October 25, 2010. The Company repaid the remaining USD98,915 (including USD11,415 interest) on December 17, 2010.

(b)	The Company borrowed interest free loans from the shareholder to support its operating activities. The loans were unsecured and have no specific terms of repayment. During the years ended March 31, 2009 and 2010 and nine-month period ended December 31, 2009, the Company borrowed USD97,773, USD62,046 and USD62,046 (unaudited), and repaid USD10,000, USD149,819 and USD149,819 (unaudited) respectively.

(13)	Commitments

The Company has entered into non-cancelable operating leases for office premises with initial or remaining lease terms in excess of one year as of December 31, 2010 as follows:

USD
Period from January 2011 to March 2011	80,991
Year ending
March 2012	291,368
March 2013	291,368
March 2014	218,527

882,254

Rental expense incurred under operating leases for office premises for the years ended March 31, 2009 and 2010, and for the nine-month period ended December 31, 2009 and 2010 were USD294,113, USD358,428, USD 268,821 (unaudited) and USD262,299, respectively.

(14)	Subsequent events

(a)	Notes payable amendment

On January 4, 2011, the Company entered into a further amendment with the Lender (“Amendment II”), pursuant to which the Lender agreed to continue to forebear from exercising any remedies it has against the Company, including exercising the collateral claims of certain Company’s assets as a result of the defaults of the long term loan and promissory note as of December 31, 2010 (the “Existing Defaults”) (see note 7) until the earlier of:

i)	Any default as defined in the Original Loan Agreement, other than the Existing Defaults;

ii)	February 28, 2011; and

iii)	The closing of a liquidity event as defined in Amendment II.

The Company is obligated to repay to the Lender in the amount of USD1,644,107 no later than February 28, 2011.

In connection with the Amendment II, the Company also issued a warrant to LLC on January 4, 2011, to purchase an aggregate of 6,583,388 Series A-1 preferred shares at an exercise price equal to USD 0.02 per share, as adjusted for any share splits and share dividends. The options expire on December 31, 2016.

CELESTIAL SEMICONDUCTOR, LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(b)	Definitive asset purchase agreement

On January 31, 2011, the Company entered into an asset purchase agreement (the “Purchase Agreement”) with Cavium Networks, Inc. and Cavium Networks Singapore Pte. Ltd. (“Cavium”), pursuant to which Cavium will acquire certain assets and assume certain liabilities of the Company as specified in the Purchase Agreement in exchange for approximately USD55 million, consisting of approximately USD20 million in cash and USD35 million in Cavium Networks, Inc’s common stock. In addition, Cavium may pay additional cash consideration of up to USD10 million that is contingent upon the Company meeting certain sales thresholds following consummation of the transaction.

The transaction is subject to certain closing conditions and has not been consummated as of February 27, 2011.

Management has considered subsequent events through February 27, 2011, which was the date the consolidated financial statements are available to be issued.